Exhibit 99.1

Cadence Bancorporation reports

RECORD FIRST quarter 2018 RESULTs

HOUSTON, TEXAS (April 25, 2018) – “We are very pleased to report to you our first quarter of 2018 financial results,” stated Paul B. Murphy, Jr., Chairman and Chief Executive Officer of Cadence Bancorporation. “April 2018 marks the one-year anniversary since we took Cadence Bancorporation public.  Since that time, our loans are up $1.1 billion or 14%, our core deposits have increased $1.5 billion or 21%, our revenues are up $17.2 million or 17.4%, and importantly, our earnings per share has increased $0.11 or 31%.  As a result, our stock has performed well since our IPO.  Today, our business is strong, our bankers are motivated, and we are focused on doing a great job for our clients.  That combination ultimately translates into our continued financial performance and return for our shareholders.”

Cadence Bancorporation (NYSE:CADE) (“Cadence”) today announced net income for the quarter ended March 31, 2018 of $38.8 million, or $0.46 per diluted common share (“per share”), compared to $14.7 million, or $0.17 per share, in the fourth quarter of 2017, and $26.1 million, or $0.35 per share, in the first quarter of 2017.  The fourth quarter of 2017 includes a one-time charge of $19.0 million, or $0.22 per share, recorded in income tax expense (the “one-time tax charge”) related to the enactment of the Tax Cuts and Jobs Act in December 2017 requiring a re-measurement of our deferred tax assets arising from a lower corporate tax rate.

Highlights:

•

First quarter of 2018 net income was $38.8 million, representing an increase compared to the fourth quarter of 2017 of $5.1 million, or 15.2%, excluding the one-time tax charge(1), (an increase of $24.1 million, or 164.3%, as reported), and an increase of $12.7 million, or 48.7%, compared to first quarter of 2017.

o

On a per-share basis, net income was $0.46 per share for the first quarter of 2018, compared to $0.39 per share excluding the one-time tax charge(1) for the fourth quarter of 2017, (or $0.17 per share as reported), and $0.35 per share for the first quarter of 2017.

o

Annualized returns on average assets, common equity and tangible common equity(1) for the first quarter of 2018 were 1.44%, 11.73% and 15.52%, respectively, compared to 1.26%, 9.92% and 13.11%, respectively, excluding the one-time tax charge(1), for the fourth quarter of 2017, (0.55%, 4.32% and 5.71%, respectively, as reported), and 1.10%, 9.71% and 13.96%, respectively, for the first quarter of 2017.

•

Total revenue for the first quarter of 2018 was $116.1 million, up 2.2% from the linked quarter and up 17.4% from the same period in 2017 driven by strong loan growth and increases in net interest margin.

•

Our fully tax-equivalent net interest margin (“NIM”) for the first quarter of 2018 was 3.64%, an increase from 3.59% for the fourth quarter of 2017 and 3.46% for the first quarter of 2017, reflecting our asset sensitivity.  Our NIM excluding recovery accretion for acquired-impaired loans was 3.62% for the first quarter of 2018, up 14bp from 3.48% in the fourth quarter of 2017 and up 19bp from 3.43% in the first quarter of 2017.

•

The efficiency ratio(1) for the first quarter of 2018 was 53.35%, an improvement from both linked and prior quarter efficiency ratios of 58.44% and 54.95%, respectively.  The first quarter of 2018 included approximately $3.1 million of non-routine secondary offering and legal costs.

(1) Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

•

Loans were $8.6 billion as of March 31, 2018, an increase of $393.6 million, or 4.8%, as compared to $8.3 billion at December 31, 2017, and an increase of $1.1 billion, or 14.4%, as compared to $7.6 billion at March 31, 2017.

•

Core deposits (total deposits excluding brokered) were $8.2 billion as of March 31, 2018, up $15.8 million, or 0.2%, from December 31, 2017, and up $1.5 billion, or 21.4%, from March 31, 2017.  Both the increases in loans and deposits were 100% organically derived.

Balance Sheet:

Cadence continued its solid growth during the quarter with total assets reaching $11.0 billion as of March 31, 2018, an increase of $50.5 million, or 0.5%, from December 31, 2017, and an increase of $1.3 billion, or 13.2%, from March 31, 2017.

Loans at March 31, 2018 were $8.6 billion, an increase of $393.6 million, or 4.8%, from December 31, 2017, and an increase of $1.1 billion, or 14.4%, from March 31, 2017.  Average loans for the first quarter of 2018 were $8.4 billion, an increase of $217.7 million, or 2.6%, from fourth quarter of 2017, and an increase of $892.8 million, or 11.8%, from first quarter of 2017.  Increases in loans reflect continued demand primarily in our specialized and general C&I portfolios compared to linked quarter and in our specialized, general C&I and residential portfolios compared to prior year.

Total deposits at March 31, 2018 were $9.0 billion, an increase of $37.5 million, or 0.4%, from December 31, 2017, and an increase of $1.2 billion, or 15.4%, from March 31, 2017.  Average total deposits for the first quarter of 2018 were $9.0 billion, an increase of $376.9 million, or 4.4%, from fourth quarter of 2017, and an increase of $987.3 million, or 12.3%, from first quarter of 2017.

-	Deposit increases reflect growth in core deposits, specifically with success in expanding commercial deposit relationships and treasury management services.
-	Noninterest bearing deposits as a percent of total deposits were 22.6%, compared to 24.9% at December 31, 2017 and 23.9% at March 31, 2017.
-

The year-over-year core deposit growth supported a $246.2 million reduction in brokered deposits since March 31, 2017.  As of March 31, 2018, brokered deposits totaled $0.8 billion, or 9.0% of total deposits, up slightly from 8.8% of total deposits at December 31, 2017 and down from 13.6% of total deposits at March 31, 2017, respectively.

Shareholders’ equity was $1.4 billion at March 31, 2018, a decrease of $2.0 million from December 31, 2017, and an increase of $251.1 million from March 31, 2017.

-

The linked quarter decline in shareholders’ equity was impacted by a decline in Other Comprehensive Income due to unrealized losses related to the impact of rising interest rates on the fair market valuation of our securities portfolio.

-	In March 2018, Cadence paid a $0.125 per common share dividend totaling $10.5 million.
-

The year-over-year increase in shareholders’ equity includes $155.6 million in net proceeds from our April 2017 initial public offering that was added to tangible common equity during the second quarter of 2017.  This offering resulted in increasing average diluted shares to 84.7 million for the first quarter of 2018, as compared to 75.7 million and 84.7 million in the first quarter of 2017 and fourth quarter of 2017, respectively.

-

In November 2017 and February 2018, Cadence completed secondary offerings whereby its controlling stockholder, Cadence Bancorp LLC, sold 10,925,000 and 9,200,000 Cadence Bancorporation shares, respectively, reducing its ownership in Cadence to 76.6% and 65.6%, respectively.  All proceeds from these transactions were received by Cadence Bancorp LLC and did not impact Cadence Bancorporation’s equity or outstanding shares.

Asset Quality:

Credit quality metrics reflected general credit stability in the first quarter of 2018.

-	Annualized net-charge offs as a percent of average loans for the quarter ended March 31, 2018 were $0.4 million, or 0.02%, compared to $4.4 million, or 0.06%, for the full year of 2017.
-

NPAs totaled $72.7 million, or 0.8%, of total loans, OREO and other NPAs as of March 31, 2018, compared to $70.7 million, or 0.9%, as of December 31, 2017, and down from $171.0 million, or 2.3%, as of March 31, 2017.

-	Of the $37.3 million in energy nonperforming loans included in total NPAs as of March 31, 2018, 85% were paying in accordance with contractual terms.
-

The allowance for credit losses (“ACL”) was $91.5 million, or 1.06% of total loans, as of December 31, 2017, as compared to $87.6 million, or 1.06% of total loans, as of December 31, 2017 and $88.3 million, or 1.17% of total loans, as of March 31, 2017.  The year-over-year decline in the ACL as a percentage of total loans resulted primarily from the reduction in non-performing loans and related valuation reserves (largely from the energy portfolio) and improved environmental factors in the energy sector over the past year.

Total Revenue:

Total revenue for the first quarter of 2018 was $116.1 million, up 2.2% from the linked quarter and up 17.4% from the same period in 2017.  The revenue increases were primarily a result of both strong loan growth during the period and meaningful increases in net interest margins.

Net interest income for the first quarter of 2018 was $91.1 million, an increase of $3.2 million, or 3.6%, from the fourth quarter of 2017 and an increase of $16.4 million, or 21.9%, from the same period 2017, reflecting strong growth in our earning assets combined with increases in net interest margin.

-

Our fully tax-equivalent net interest margin (“NIM”) for the first quarter of 2018 was 3.64% as compared to 3.59% for the fourth quarter of 2017 and 3.46% for the first quarter of 2017.  The increases in NIM are primarily a result of our asset sensitive balance sheet and earning asset yields increasing more significantly than our funding costs in the recent rising rate environment.  Our NIM excluding recovery accretion for acquired-impaired loans was 3.62%, 3.48% and 3.43% for the first quarter of 2018, fourth quarter of 2017 and first quarter of 2017 respectively.

-

Earning asset yields for the first quarter of 2018 were 4.51%, up 10 basis points from 4.41% in the fourth quarter of 2017, and up 38 basis points from 4.13% in the first quarter of 2017, driven by increases in loan yields.

o	Over 72% of our loan portfolio is floating rate and has benefited from the short-term rate increases during the periods.
o

Yield on loans, excluding acquired-impaired loans, increased meaningfully to 4.81% for the first quarter of 2018, as compared to 4.47% and 4.14% for the fourth quarter of 2017 and first quarter of 2017, respectively.

o

Total accretion for acquired-impaired loans was $5.6 million in the first quarter of 2018, down $2.5 million from the fourth quarter of 2017 and down $1.3 million from the first quarter of 2017.  The declines in accretion were due to recovery timing.  Recovery accretion was $0.4 million, $2.8 million and $0.6 million for the first quarter of 2018, fourth quarter of 2017 and first quarter of 2017, respectively.

o	Total loan yields increased to 4.94% for the first quarter of 2018 versus 4.72% for the fourth quarter of 2017 and 4.34% for the first quarter of 2017.
o	The impact of the lower tax rate in the first quarter of 2018 on the tax-equivalent yield served to reduce the first quarter of 2018 NIM by (4) basis points.

-	Total cost of funds for the first quarter of 2018 was 94 basis points versus 89 basis points in the linked quarter and 71 basis points in the first quarter of 2017.
o	Total cost of deposits for the first quarter of 2018 was 75 basis points versus 69 basis points in the linked quarter and 49 basis points in the first quarter of 2017.

Noninterest income for the first quarter of 2018 was $25.0 million, a decrease of $0.7 million, or 2.6%, from the fourth quarter of 2017, and an increase of $0.9 million, or 3.6%, from the same period of 2017.

-

Total service fees and revenue for the first quarter of 2018 were $23.9 million, an increase of $1.5 million, or 6.7%, from the fourth quarter of 2017, and an increase of $1.4 million, or 6.3%, from the same period of 2017.  The first quarter of 2018 increases compared to the linked quarter were driven throughout various fee categories due to broad based business growth, notably in trust services, service charges on deposit accounts, credit related fees and insurance revenue.  Mortgage banking revenue declined slightly due to the rate environment and overall seasonality.  Compared to the prior year’s quarter, increases were also broad-based, with notable increases in credit-related fees and investment advisory revenue, and softer mortgage banking revenue.

-

Total other noninterest income for the first quarter of 2018 was $1.1 million, a decrease of $2.2 million from the fourth quarter of 2017, and a decrease of $0.5 million from the same period of 2017.  The decline from linked quarter was largely a result of the $1.6 million gain on sale of a loan in the fourth quarter of 2017.

Noninterest Expenses:

Noninterest expense for the first quarter of 2018 was $61.9 million, a decrease of $4.4 million, or 6.7%, from $66.4 million for the fourth quarter of 2017, and an increase of $7.6 million, or 14%, from $54.3 million during the same period in 2017.  The linked quarter included an increase of $2.2 million in salaries and benefits driven by timing of payroll taxes and 401k contributions due to annual incentives paid in the first quarter of 2018 and the beginning of the tax year.  This increase was more than offset by decreases in consulting and professional fees, OREO costs and other expenses as a result of non-routine fourth quarter of 2017 expenses.  The increase in expenses from the prior year’s quarter was due to a $3.1 million growth in salaries and benefits driven by business growth and related incentives, and a $4.1 million increase in other expenses due to overall growth and non-routine expenses in the first quarter of 2018 detailed below:

-	Consulting and professional fees in the first quarter of 2018 included $0.9 million in expenses specific to the February 2018 secondary offering.
-

Legal expense for the first quarter of 2018 included $2.2 million in legal costs associated with litigation related to a pre-acquisition matter of a legacy acquired bank.  This matter was resolved in the first quarter of 2018 and is not expected to result in any future expenses.

The efficiency ratio(1) for the first quarter of 2018 was 53.35%, as compared to the first quarter of 2017 and fourth quarter of 2017 ratios of 54.95% and 58.44%, respectively. The improvement in the efficiency ratio reflects ongoing focus on managing expenses and expanding revenue.  First quarter 2018 revenues increased $17.2 million over first quarter 2017, while first quarter 2018 expenses increased $7.6 million over first quarter 2017.

Taxes:

The effective tax rate for the quarter ended March 31, 2018 was 22.0% as compared to 34.8%(1) excluding the one-time tax charge in the fourth quarter of 2017, (71.6% as reported), and 32.6% in the first quarter of 2017.

(1) Considered a non-GAAP financial measure.  See Table 7 “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Quarterly Dividend:

On April 25, 2018, the Board of Directors of Cadence declared a quarterly cash dividend in the amount of $0.125 per share of common stock, representing an annualized dividend of $0.50 per share.  The dividend will be paid on June 15, 2018 to holders of record of the Class A common stock on June 1, 2018.

Supplementary Financial Tables (Unaudited):

Supplementary Financial Tables (Unaudited) are included in this release following the customary disclosure information.

First Quarter 2018 Earnings Conference Call:

Cadence Bancorporation executive management will host a conference call to discuss first quarter 2018 results on Thursday, April 26, 2018, at10:00 a.m. CT / 11:00 a.m. ET.  Slides to be presented by management on the conference call can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Event Calendar”.

Conference Call Access:

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration, and use the Elite Entry Number provided below.

Dial in (toll free):	1-888-317-6003
International dial in:	1-412-317-6061
Canada (toll free):	1-866-284-3684
Participant Elite Entry Number:	3260143

For those unable to participate in the live presentation, a replay will be available through May 10, 2018.  To access the replay, please use the following numbers:

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Canada Toll Free:	1-855-669-9658
Replay Access Code:	10118996
End Date:	May 10, 2018

Webcast Access:

A webcast of the conference call as well as the slides to be presented by management can be viewed by visiting www.cadencebancorporation.com and selecting “Events & Presentations” then “Event Calendar”.

About Cadence Bancorporation

Cadence Bancorporation (NYSE:CADE) is an $11 billion in assets regional bank holding company headquartered in Houston, Texas. Through its affiliates, Cadence operates 65 locations in Alabama, Florida, Texas, Mississippi and Tennessee, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, commercial real estate, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, business and personal insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and 56,000 ATMs. The Cadence team of 1,200 associates is committed to exceeding customer expectations and helping their clients succeed financially. Cadence Bank, N.A., Cadence Insurance, and Linscomb & Williams are direct or indirect subsidiaries of Cadence Bancorporation.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.  Such factors include, without limitation, the “Risk Factors” referenced in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the following factors: business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic market areas; economic, market, operational, liquidity, credit and interest rate risks associated with our business; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; the laws and regulations applicable to our business; our ability to achieve organic loan and deposit growth and the composition of such growth; increased competition in the financial services industry, nationally, regionally or locally; our ability to maintain our historical earnings trends; our ability to raise additional capital to implement our business plan; material weaknesses in our internal control over financial reporting; systems failures or interruptions involving our information technology and telecommunications systems or third-party servicers; the composition of our management team and our ability to attract and retain key personnel; the fiscal position of the U.S. federal government and the soundness of other financial institutions; the composition of our loan portfolio, including the identify of our borrowers and the concentration of loans in energy-related industries and in our specialized industries; the portion of our loan portfolio that is comprised of participations and shared national credits; and the amount of nonperforming and classified assets we hold. Cadence can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and Cadence does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “efficiency ratio,” “adjusted noninterest expenses,” “adjusted operating revenue,” “tangible common equity ratio,” “tangible book value per share” and “return on average tangible common equity” and “pre-tax, pre-provision net earnings,” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.  A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables (Table 7).

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Contact Information

Media contact:

Danielle Kernell

713-871-4051

danielle.kernell@cadencebank.com

Investor relations contact:

Valerie Toalson

713-871-4103 or 800-698-7878

vtoalson@cadencebancorporation.com

Table 1 - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except per share data)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Statement of Operations Data:
Interest income	$113,093	$108,370	$99,503	$99,375	$89,619
Interest expense	21,982	20,459	18,340	16,991	14,861
Net interest income	91,111	87,911	81,163	82,384	74,758
Provision for credit losses	4,380	(4,475)	1,723	6,701	5,786
Net interest income after provision	86,731	92,386	79,440	75,683	68,972
Noninterest income - service fees and revenue	23,904	22,405	23,014	22,144	22,489
- other noninterest income	1,079	3,251	4,110	845	1,616
Noninterest expense	61,939	66,371	56,530	56,134	54,321
Income before income taxes	49,775	51,671	50,034	42,538	38,756
Income tax expense	10,950	36,980	17,457	13,570	12,639
Net income	$38,825	$14,691	$32,577	$28,968	$26,117
Period-End Balance Sheet Data:
Investment securities	$1,251,834	$1,262,948	$1,198,032	$1,079,935	$1,116,280
Total loans, net of unearned income	8,646,987	8,253,427	8,028,938	7,716,621	7,561,472
Allowance for credit losses	91,537	87,576	94,765	93,215	88,304
Total assets	10,999,382	10,948,926	10,502,261	9,811,557	9,720,937
Total deposits	9,048,971	9,011,515	8,501,102	7,930,383	7,841,710
Noninterest-bearing deposits	2,040,977	2,242,765	2,071,594	1,857,809	1,871,514
Interest-bearing deposits	7,007,994	6,768,750	6,429,508	6,072,574	5,970,196
Borrowings and subordinated debentures	471,335	470,814	572,683	499,266	682,568
Total shareholders’ equity	1,357,103	1,359,056	1,340,848	1,304,054	1,105,976
Average Balance Sheet Data:
Investment securities	$1,234,226	$1,228,330	$1,169,182	$1,099,307	$1,125,174
Total loans, net of unearned income	8,443,951	8,226,294	7,867,794	7,650,048	7,551,173
Allowance for credit losses	89,097	94,968	94,706	90,366	82,258
Total assets	10,922,274	10,586,245	10,024,871	9,786,355	9,670,593
Total deposits	9,012,390	8,635,473	8,139,969	7,940,421	8,025,068
Noninterest-bearing deposits	2,128,595	2,170,758	1,982,784	1,845,447	1,857,657
Interest-bearing deposits	6,883,795	6,464,715	6,157,185	6,094,974	6,167,411
Borrowings and subordinated debentures	444,557	502,428	484,798	510,373	474,976
Total shareholders’ equity	1,342,445	1,348,867	1,320,884	1,251,217	1,090,905

Table 1 (Continued) - Selected Financial Data

	As of and for the Three Months Ended
(In thousands, except per share data)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Per Share Data:(3)
Earnings
Basic	$0.46	$0.18	$0.39	$0.35	$0.35
Diluted	0.46	0.17	0.39	0.35	0.35
Book value per common share	16.23	16.25	16.03	15.59	14.75
Tangible book value (1)	12.32	12.33	12.10	11.64	10.33
Weighted average common shares outstanding
Basic	83,625,000	83,625,000	83,625,000	81,918,956	75,000,000
Diluted	84,674,807	84,717,005	83,955,685	81,951,795	75,672,750
Cash dividends declared	$0.125	$—	$—	$—	$—
Dividend payout ratio	27.17%	—%	—%	—%	—%
Performance Ratios:
Return on average common equity (2)	11.73%	4.32%	9.78%	9.29%	9.71%
Return on average tangible common equity (1) (2)	15.52	5.71	13.04	12.63	13.96
Return on average assets (2)	1.44	0.55	1.29	1.19	1.10
Net interest margin (2)	3.64	3.59	3.52	3.71	3.46
Efficiency ratio (1)	53.35	58.44	52.20	53.27	54.95
Asset Quality Ratios:
Total nonperforming assets ("NPAs") to total loans and OREO and other NPAs	0.84%	0.85%	1.51%	1.82%	2.25%
Total nonperforming loans to total loans	0.60	0.58	0.96	1.36	1.77
Total ACL to total loans	1.06	1.06	1.18	1.21	1.17
ACL to total nonperforming loans ("NPLs")	175.30	183.62	122.66	88.81	65.80
Net charge-offs to average loans (2)	0.02	0.13	0.01	0.09	(0.01)
Capital Ratios:
Total shareholders’ equity to assets	12.34%	12.41%	12.77%	13.29%	11.38%
Tangible common equity to tangible assets (1)	9.65	9.71	9.95	10.27	8.25
Common equity tier 1 (CET1)	10.42	10.57	10.79	10.92	8.99
Tier 1 leverage capital	10.57	10.68	11.12	11.00	9.10
Tier 1 risk-based capital	10.79	10.94	11.17	11.31	9.36
Total risk-based capital	12.63	12.81	13.18	13.41	11.43
_____________________
(1) - Considered a non-GAAP financial measure. See Table 7 "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.
(2) - Annualized.
(3) - As of the completion of a secondary offering on February 13, 2018, 54,875,000 of our outstanding shares are owned by our parent-holding company
Cadence Bancorp LLC.

Table 2 - Average Balances/Yield/Rates

	For the Three Months Ended March 31,
	2018			2017
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income(1)
Originated and ANCI loans	$8,189,448	$97,168	4.81%	$7,234,671	$73,869	4.14%
ACI portfolio	254,503	5,623	8.96	316,502	6,941	8.89
Total loans	8,443,951	102,791	4.94	7,551,173	80,810	4.34
Investment securities
Taxable	827,227	5,118	2.51	722,465	4,301	2.41
Tax-exempt(2)	406,999	4,134	4.12	402,709	5,252	5.29
Total investment securities	1,234,226	9,252	3.04	1,125,174	9,553	3.44
Federal funds sold and short-term investments	515,017	1,529	1.20	264,355	425	0.65
Other investments	48,986	389	3.22	48,047	669	5.65
Total interest-earning assets	10,242,180	113,961	4.51	8,988,749	91,457	4.13
Noninterest-earning assets:
Cash and due from banks	92,878			53,450
Premises and equipment	62,973			66,298
Accrued interest and other assets	613,341			644,354
Allowance for credit losses	(89,097)			(82,258)
Total assets	$10,922,275			$9,670,593
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$4,795,114	$9,025	0.76%	$4,455,742	$5,531	0.50%
Savings deposits	179,662	114	0.26	182,247	112	0.25
Time deposits	1,909,019	7,491	1.59	1,529,422	4,122	1.09
Total interest-bearing deposits	6,883,795	16,630	0.98	6,167,411	9,765	0.64
Other borrowings	309,323	2,956	3.88	340,470	2,802	3.34
Subordinated debentures	135,233	2,396	7.19	134,506	2,294	6.92
Total interest-bearing liabilities	7,328,351	21,982	1.22	6,642,387	14,861	0.91
Noninterest-bearing liabilities:
Demand deposits	2,128,595			1,857,657
Accrued interest and other liabilities	122,884			79,644
Total liabilities	9,579,830			8,579,688
Stockholders' equity	1,342,445			1,090,905
Total liabilities and stockholders' equity	$10,922,275			$9,670,593
Net interest income/net interest spread		91,979	3.29%		76,596	3.22%
Net yield on earning assets/net interest margin			3.64%			3.46%
Taxable equivalent adjustment:
Investment securities		(868)			(1,838)
Net interest income		$91,111			$74,758
_____________________
(1) Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2) Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21% for the three months ended March 31, 2018, and using a tax rate of 35% for the three months ended March 31, 2017.

	For the Three Months Ended March 31, 2018			For the Three Months Ended December 31, 2017
	Average	Income/	Yield/	Average	Income/	Yield/
(In thousands)	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Interest-earning assets:
Loans, net of unearned income(1)
Originated and ANCI loans	$8,189,448	$97,168	4.81%	$7,961,692	$89,762	4.47%
ACI portfolio	254,503	5,623	8.96	264,602	8,145	12.21
Total loans	8,443,951	102,791	4.94	8,226,294	97,907	4.72
Investment securities
Taxable	827,227	5,118	2.51	817,971	5,000	2.43
Tax-exempt(2)	406,999	4,134	4.12	410,359	5,047	4.88
Total investment securities	1,234,226	9,252	3.04	1,228,330	10,047	3.25
Federal funds sold and short-term investments	515,017	1,529	1.20	409,317	1,151	1.12
Other investments	48,986	389	3.22	51,318	1,030	7.96
Total interest-earning assets	10,242,180	113,961	4.51	9,915,259	110,135	4.41
Noninterest-earning assets:
Cash and due from banks	92,878			66,849
Premises and equipment	62,973			64,730
Accrued interest and other assets	613,341			634,375
Allowance for credit losses	(89,097)			(94,968)
Total assets	$10,922,275			$10,586,245
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Demand deposits	$4,795,114	$9,025	0.76%	$4,424,371	$7,844	0.70%
Savings deposits	179,662	114	0.26	177,413	112	0.25
Time deposits	1,909,019	7,491	1.59	1,862,931	7,129	1.52
Total interest-bearing deposits	6,883,795	16,630	0.98	6,464,715	15,085	0.93
Other borrowings	309,323	2,956	3.88	367,373	3,021	3.26
Subordinated debentures	135,233	2,396	7.19	135,055	2,353	6.91
Total interest-bearing liabilities	7,328,351	21,982	1.22	6,967,143	20,459	1.17
Noninterest-bearing liabilities:
Demand deposits	2,128,595			2,170,758
Accrued interest and other liabilities	122,884			99,477
Total liabilities	9,579,830			9,237,378
Stockholders' equity	1,342,445			1,348,867
Total liabilities and stockholders' equity	$10,922,275			$10,586,245
Net interest income/net interest spread		91,979	3.29%		89,676	3.24%
Net yield on earning assets/net interest margin			3.64%			3.59%
Taxable equivalent adjustment:
Investment securities		(868)			(1,765)
Net interest income		$91,111			$87,911
_____________________
(1) Nonaccrual loans are included in loans, net of unearned income. No adjustment has been made for these loans in the calculation of yields.
(2) Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 21% for the three months ended March 31, 2018, and using a tax rate of 35% for the three months ended March 31, 2017.

Table 3 – Loan Interest Income Detail

	For the Three Months Ended,
(In thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Loan Interest Income Detail
Interest income on loans, excluding ACI loans	$97,168	$89,762	$84,321	$79,904	$73,869
Scheduled accretion for the period	5,192	5,348	5,550	6,075	6,331
Recovery income for the period	431	2,797	290	4,450	610
Accretion on acquired credit impaired (ACI) loans	5,623	8,145	5,840	10,525	6,941
Loan interest income	$102,791	$97,907	$90,161	$90,429	$80,810

Loan yield, excluding ACI loans	4.81%	4.47%	4.41%	4.36%	4.14%
ACI loan yield	8.96	12.21	8.27	14.02	8.89
Total loan yield	4.94%	4.72%	4.55%	4.74%	4.34%

Table 4 - Allowance for Credit Losses

	For the Three Months Ended
(In thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Balance at beginning of period	$87,576	$94,765	$93,215	$88,304	$82,268
Charge-offs	(812)	(2,860)	(581)	(2,879)	(551)
Recoveries	393	146	408	1,089	801
Net (charge-offs) recoveries	(419)	(2,714)	(173)	(1,790)	250
Provision for (reversal of) credit losses	4,380	(4,475)	1,723	6,701	5,786
Balance at end of period	$91,537	$87,576	$94,765	$93,215	$88,304

Table 5 -Noninterest Income

	For the Three Months Ended
(In thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Noninterest Income
Investment advisory revenue	$5,299	$5,257	$5,283	$5,061	$4,916
Trust services revenue	5,015	4,836	4,613	4,584	5,231
Service charges on deposit accounts	3,960	3,753	3,920	3,784	3,815
Credit-related fees	3,577	3,372	3,306	2,741	2,747
Insurance revenue	2,259	1,470	1,950	1,828	2,130
Bankcard fees	1,884	1,833	1,803	1,862	1,812
Mortgage banking revenue	577	687	965	1,213	866
Other service fees earned	1,333	1,197	1,174	1,071	972
Total service fees and revenue	23,904	22,405	23,014	22,144	22,489
Securities gains (losses), net	12	16	1	(244)	81
Other	1,067	3,235	4,109	1,089	1,535
Total other noninterest income	1,079	3,251	4,110	845	1,616
Total noninterest income (GAAP)	24,983	25,656	27,124	22,989	24,105
Less: Securities gains (losses)	12	16	1	(244)	81
Adjusted noninterest operating revenue (Non-GAAP measure)	$24,971	$25,640	$27,123	$23,233	$24,024

Table 6 -Noninterest Expense

	For the Three Months Ended
(In thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Noninterest Expenses
Salaries and employee benefits	$37,353	$35,162	$35,007	$34,682	$34,267
Premises and equipment	7,591	7,629	7,419	7,180	6,693
Intangible asset amortization	792	1,085	1,136	1,190	1,241
Net cost of operation of other real estate owned	(52)	1,075	453	427	296
Data processing	2,365	2,504	1,688	1,702	1,696
Special asset expenses	53	331	215	469	140
Consulting and professional fees	2,934	4,380	2,069	1,502	1,139
Loan related expenses	255	810	532	757	280
FDIC insurance	955	939	889	954	1,493
Communications	704	857	650	675	655
Advertising and public relations	341	683	521	499	345
Legal expenses	2,627	2,626	612	508	432
Branch closure expenses	35	55	50	47	46
Other	5,986	8,235	5,289	5,542	5,598
Total noninterest expenses	$61,939	$66,371	$56,530	$56,134	$54,321

Table 7 - Reconciliation of Non-GAAP Financial Measures

	As of and for the Three Months Ended
(In thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Efficiency ratio
Noninterest expenses (numerator)	$61,939	$66,371	$56,530	$56,134	$54,321
Net interest income	$91,111	$87,911	$81,163	$82,384	$74,758
Noninterest income	24,983	25,656	27,124	22,989	24,105
Operating revenue (denominator)	$116,094	$113,567	$108,287	$105,373	$98,863
Efficiency ratio	53.35%	58.44%	52.20%	53.27%	54.95%
Adjusted noninterest expenses and operating revenue
Noninterest expense	$61,939	$66,371	$56,530	$56,134	$54,321
Less: Branch closure expenses	35	55	50	47	46
Adjusted noninterest expenses	$61,904	$66,316	$56,480	$56,087	$54,275
Net interest income	$91,111	$87,911	$81,163	$82,384	$74,758
Noninterest income	24,983	25,656	27,124	22,989	24,105
Less: Securities gains (losses), net	12	16	1	(244)	81
Adjusted operating revenue	$116,082	$113,551	$108,286	$105,617	$98,782
Tangible common equity ratio
Shareholders’ equity	$1,357,103	$1,359,056	$1,340,848	$1,304,054	$1,105,976
Less: Goodwill and other intangible assets, net	(327,247)	(328,040)	(329,124)	(330,261)	(331,450)
Tangible common shareholders’ equity	1,029,856	1,031,016	1,011,724	973,793	774,526
Total assets	10,999,382	10,948,926	10,502,261	9,811,557	9,720,937
Less: Goodwill and other intangible assets, net	(327,247)	(328,040)	(329,124)	(330,261)	(331,450)
Tangible assets	$10,672,135	$10,620,886	$10,173,137	$9,481,296	$9,389,487
Tangible common equity ratio	9.65%	9.71%	9.95%	10.27%	8.25%
Tangible book value per share
Shareholders’ equity	$1,357,103	$1,359,056	$1,340,848	$1,304,054	$1,105,976
Less: Goodwill and other intangible assets, net	(327,247)	(328,040)	(329,124)	(330,261)	(331,450)
Tangible common shareholders’ equity	$1,029,856	$1,031,016	$1,011,724	$973,793	$774,526
Common shares issued	83,625,000	83,625,000	83,625,000	83,625,000	75,000,000
Tangible book value per share	$12.32	$12.33	$12.10	$11.64	$10.33
Return on average tangible common equity
Average common equity	$1,342,445	$1,348,867	$1,320,884	$1,251,217	$1,090,905
Less: Average intangible assets	(327,727)	(328,697)	(329,816)	(330,977)	(332,199)
Average tangible common shareholders’ equity	$1,014,718	$1,020,170	$991,068	$920,240	$758,706
Net income	$38,825	$14,691	$32,577	$28,968	$26,117
Return on average tangible common equity(1)	15.52%	5.71%	13.04%	12.63%	13.96%
Pre-tax, pre-provision net earnings
Income before taxes	$49,775	$51,671	$50,034	$42,538	$38,756
Plus: Provision for credit losses	4,380	(4,475)	1,723	6,701	5,786
Pre-tax, pre-provision net earnings	$54,155	$47,196	$51,757	$49,239	$44,542

Table 7 (continued) - Reconciliation of Non-GAAP Financial Measures

As of and for the Three Months Ended
(In thousands)	December 31, 2017
Reconciliation of Non-GAAP Financial Measures Related to One-Time Tax Charge
Net income excluding one-time tax charge
Net income	$14,691
Add: One-time tax charge	19,022
Net income excluding one-time tax charge	$33,713
Earnings per share
Earnings per diluted common share	$0.17
One-time tax charge per share	0.22
Earnings per diluted common share excluding one-time tax charge	$0.39
Return on Average Assets
Net income excluding one-time tax charge	$33,713
Average assets	10,586,245
Return on average assets excluding one-time tax charge(1)	1.26%
Return on Average Common Equity
Net income excluding one-time tax charge	$33,713
Average common equity	1,348,867
Return on average common equity excluding one-time tax charge(1)	9.92%
Return on Average Tangible Common Equity
Net income excluding one-time tax charge	$33,713
Average tangible common shareholders’ equity	1,020,170
Return on average tangible common shareholder's equity excluding one-time tax charge(1)	13.11%
Effective Tax Rate
Income before taxes	$51,671
Income tax expense	36,980
Less: one-time tax charge	19,022
Income tax expense excluding one-time tax charge	17,958
Effective tax rate excluding one-time tax charge	34.8%
_____________________
(1) Annualized for the three month periods.